Borrower: Turbodyne Systems, Inc. a Nevada Corporation of 6155 Carpinteria Avenue, Carpinteria, CA 93013

Principal Amount: $158,103.93

1. FOR VALUE RECEIVED, Turbodyne Systems, Inc. a Nevada Corporation promises to pay to John E. King at 285 Bridge Street, San Luis Obispo, CA 93401, or at such address as may later be provided in writing to Turbodyne Systems, Inc. a Nevada Corporation, the principal sum of one hundred fifty-eight thousand, one hundred three and ninety-three hundredths ($158,103.93) USD, with interest payable on the unpaid principal at the rate of 8 percent per annum, calculated monthly not in advance.

2. This promissory note is repayable in full within 5 days of John E. King providing Turbodyne Systems, Inc. a Nevada Corporation with written notice of demand.

3. At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note to the Lender without further bonus or penalty.

4. This note will be construed in accordance with and governed by the laws of the State of California.

5. All cost, expenses and expenditures including, and without limitation, the complete legal costs incurred by John E. King in enforcing this promissory note as a result of any default by Turbodyne Systems, Inc. a Nevada Corporation, will be added to the principal then outstanding and will immediately be paid by Turbodyne Systems, Inc. a Nevada Corporation.

6. This note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Turbodyne Systems, Inc. a Nevada Corporation and John E. King. Turbodyne Systems, Inc. a Nevada Corporation waives presentment for payment, notice of non-payment, protest and notice of protest.

7. If, for any reason, this note is not paid in full by June 1, 2004, interest shall increase to 10% and monthly payments of $7,000.00 on note balance will be required.

IN WITNESS WHEREOF Turbodyne Systems, Inc. a Nevada Corporation has duly affixed his signature under seal on this 23 day of February, 2004.

SIGNED, SEALED AND DELIVERED this 23 day of February, 2004 in the presence of:

A NOTARY PUBLIC IN AND FOR
The State of California

Turbodyne Systems, Inc. a Nevada Corporation

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of California }
County of Santa Barbara } ss.

On 2/23/04 before me, Yvonne DeLeon
Date — Name and Title of Officer (e.g., "Jane Doe, Notary Public")

personally appeared Andrew Martyn-Smith
Name(s) of Signer(s)

☐ personally known to me
☑ proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

YVONNE M. DE LEON
COMM. #1299109
NOTARY PUBLIC-CALIFORNIA
SANTA BARBARA COUNTY
My Comm. Expires March 30, 2005
SM01

WITNESS my hand and official seal.

Yvonne M DeLeon
Signature of Notary Public

OPTIONAL

Though the information below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent removal and reattachment of this form to another document.

Description of Attached Document

Title or Type of Document: Promissory Note

Document Date: 2/23/04 Number of Pages: 1

Signer(s) Other Than Named Above: ______

Capacity(ies) Claimed by Signer

Signer's Name: ______

☐ Individual
☐ Corporate Officer — Title(s): ______
☐ Partner — ☐ Limited ☐ General
☐ Attorney-in-Fact
☐ Trustee
☐ Guardian or Conservator
☐ Other: ______

Signer Is Representing: ______

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